Exhibit 99.1

Welcome Abhay Parasnis to the Dropbox Board!

We’re excited to welcome Abhay Parasnis, Adobe’s former Chief Technology Officer and Chief Product Officer, to the Dropbox Board of Directors. Abhay has extensive experience scaling new businesses, driving product and technology strategy, and operating with a customer-first mentality to solve universal problems.

Abhay served as Chief Technology Officer at Adobe for seven years. Over the course of his tenure, he also led the company as Chief Product Officer and Chief Strategy Officer, among other leadership roles. During that time, he set Adobe’s technology vision and strategy, while driving overall product and engineering execution. Abhay championed a culture of innovation and reinvention, helping scale Adobe to become a software company with one of the largest and most diverse product portfolios in the industry.

Before joining Adobe in 2015, Abhay spent nine years at Microsoft in various leadership positions driving strategic platform initiatives and consumer technologies. He’s also held senior leadership roles at several major technology companies, including Oracle, i2, and IBM. Abhay holds a Bachelor of Science in Electronics and Telecommunications from the College of Engineering Pune and an advanced diploma from the National Institute of Information Technology. He’s also contributed to 35 patents.

We believe there’s never been a better time in history to be building software to improve the experience of modern work, especially as companies accelerate their shifts to the cloud amidst the rise of distributed work and the creator economy. Abhay’s deep understanding of our customers and experience leading and growing a multi-product portfolio will be an important resource as we transition beyond our FSS roots and expand our product capabilities. We’re excited to tap into his extensive technical, product, and operational expertise to help us achieve our long-term vision of organizing our customers’ cloud content and the workflows around it.

Please join us in welcoming Abhay to the Dropbox Board!